CONTACTS:	Financial analysts Michael Doherty +1-949-673-1907 mdoherty@trestlecorp.com	Media Tim Cox / Zing Public Relations +1-650-369-7784 tim@zingpr.com
Exhibit 99.1

TRESTLE’S XCELLERATOR SERVICES OFFERING SELECTED BY HARVARD MEDICAL SCHOOL CONTINUING MEDICAL EDUCATION FOR DERMATOPATHOLOGY UPDATE COURSE

Course attendees and pathologists from all over the world to benefit from pre-event examination of digital pathology slides

IRVINE, Calif.—June 30, 2005—Trestle Holdings Inc. (OTCBB:TLHO), a supplier of digital imaging systems and services for pathology, drug safety and discovery, today announced that its Xcellerator services offering has been selected for use at an upcoming Harvard Medical School Continuing Medical Education course. The event, “Dermatopathology Update with Mini-symposium on Mucosal Pathology and ‘Hands on’ Slide Seminar on Adnexal Tumors,” will be attended by practicing pathologists, dermatopathologists and dermatologists from all over the world. It is to be held September 15-17, 2005 at the Fairmont Copley Plaza Hotel, Boston, MA.
See: http://cme.med.harvard.edu/derm

Course organizers expect Trestle’s web-based services to make it possible for onsite course attendees — and even those who cannot attend the course in person — to preview interesting pathology cases, originating from various countries, via the internet. The course faculty has selected each case.

Trestle’s Xcellerator services offering complements the company’s workflow software applications to provide a managed, online data-mining and virtual microscopy slide image acquisition and viewing service designed for pathology laboratories. It is targeted at pharmaceutical, biotechnology and healthcare organizations, as well as for use in research settings, and medical and veterinary schools. Xcellerator workflow software applications work in conjunction with Trestle’s managed services to address a key challenge associated with hosting seminars of this type, and with pathology education in general: the risk and cost associated with providing physical access to glass slides of rare or irreplaceable tissue. Unlike high-resolution digital images, glass slides can easily be damaged during handling or transport, and can be viewed by only one person at the same time.

“Trestle’s digital slide system will provide our students with unlimited time to preview dozens of high-resolution slides before the event has even begun — from their office or home. This technology allows pathologists scattered all over the world to compare their diagnoses with those of world experts with just a few clicks,” said Artur Zembowicz, M.D., Ph.D., a dermatopathologist at the Massachusetts General Hospital and assistant professor of pathology at the Harvard Medical School.

Xcellerator workflow applications and services are designed to address the efforts of clinical laboratories and drug-development organizations to reduce the time and cost associated with processing and analyzing tissue slides, normally viewed under a standard microscope. Additionally, the proprietary data-mining functions offered by the system’s digital archival functions can enable workflow enhancements such as rapid side-by-side comparisons, access to digital archives, and support for computer-assisted analysis.

“We are seeing adoption of our remote microscopy systems across many healthcare, research and teaching establishments. It is very encouraging that a prestigious school such as the Harvard Medical School is taking advantage of the efficiencies offered by our service bureau,” said Maurizio Vecchione, CEO of Trestle Holdings Inc. “Collaboration and peer review are key aspects of international seminars, and we expect the Trestle system to facilitate improved expert review and discussion.”

About Trestle Holdings Inc.
Trestle Holdings Inc. is a supplier of digital imaging systems and services for pathology, drug safety and discovery. The company’s products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The company’s live microscopy products allow multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard internet connections, in real time. The company’s slide-scanning and imaging products perform high-speed, whole-glass slide digitization for virtual microscopy applications. Trestle’s slide-scanning products facilitate image analysis, data management, digital workflow, and data association applications for clinical and research customers.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment.

SAFE HARBOR STATEMENT
This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our efforts to integrate our recently announced acquisition of the assets of InterScope Technologies, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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